UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Following is a transcript of Ambac Financial Group Inc.'s first quarter earning call.

C O R P O R A T E P A R T I C I P A N T S
Abbe Goldstein Ambac Financial Group, Inc. - Head of IR and Corporate Communications
Nader Tavakoli Ambac Financial Group, Inc. - President & CEO
David Trick Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer

C O N F E R E N C E C A L L P A R T I C I P A N T S
Stephanie Shaw Clean Financial - Analyst
Sean Lobo Vulcan Capital - Analyst
Andrew Gadlin Odeon Capital - Analyst
Joseph Frenier Prindle Research - Analyst

P R E S E N T A T I O N
Operator
Good day ladies and gentlemen and welcome to the Ambac Financial Group first-quarter 2016 conference call.
(Operator Instructions)
As a reminder, today's call is being recorded. I would now like to introduce your host for this conference call Miss Abbe Goldstein, Managing Director, Investor Relations. You may begin, ma'am.
Abbe Goldstein - Ambac Financial Group, Inc. - Head of IR and Corporate Communications
Thank you. And good morning everyone. Thank you for joining us for today's conference call to discuss Ambac Financial Group's first-quarter 2016 financial results.
We'd like to remind you that today's presentation may contain forward-looking statements which are based on management's current expectations and are subject to uncertainty and changes in circumstances. Any forward-looking statements are not guarantees of future performance or events.
Actual performance and events may differ, possibly materially, from such forward-looking statements. Factors that could cause this include the factors described in our most recent SEC filed quarterly or annual report under management's discussion and analysis of financial condition and results of operations and under risk factors.
Ambac is not under any obligation and expressly disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.
Today's presentation contains non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures are included in our earnings press release which is available on our website at Ambac.com.

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

Please note we have posted slides on our website to accompany this call. Our speakers today are Nader Tavakoli, President and CEO, and David Trick, our CFO. At the conclusion of their prepared remarks we will open the call for your questions.
I'd now like to turn the call over to Mr. Tavakoli.
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
Good morning. Thank you, Abbe, and thank you all for joining us for today's call.
We're for a pleased by our strong financial results in the first quarter and the continued strong execution of the strategies we set out at the end of 2014. In a few minutes, David Trick will detail our first-quarter financial performance.
The first quarter continues the substantial progress we made in reducing our risk book while at the same time increasing our claims paying ability at Ambac Assurance and our book value at Ambac Financial. Our claims paying ratio is now 18 to 1, down from 31 to 1 at June 30, 2013 shortly after we emerged from bankruptcy. Our book value stands at nearly $39 per share and our adjusted book value is now over $29 a share.
Since emergence from bankruptcy we have now generated over $2.7 billion of operating earnings and $1.5 billion of net income. In the first quarter our teams did a terrific job of aggressively executing on the defeasance of our liabilities and insured exposures. Our decisions to preserve liquidity in the second half of last year and the timely and successful settlement of our significant lawsuit against JPMorgan in January provided us with substantial liquidity with which to take advantage of the recent opportunities to execute investments in our distressed obligations and commutation at highly accretive yields.
In fact, we had a record quarter in purchasing $512 million market value of Ambac distressed obligations including $325 million of residential mortgage-backed securities and $168 million of our local Insight Media insured bonds which is a deeply distressed obligation in our general account.
We now own 40% of our deferred payment obligations and have defeased 93% of our LIM obligations.
We also commuted $387 million net par of our student loan exposures, bringing our overall student loan book down to $1.7 billion, an 88% reduction since the segregated account was established and a 50% reduction just since the end of 2014. We estimate that our first-quarter investments in Ambac insured obligations, commutations and cancellations were effected at a blended internal rate of return of 8.7%.
At the end of March our long-term GAAP book yield was 5.9% and our long-term stat book yield was 6.3% even when we include the 55%-plus of our portfolio that is invested in investment-grade securities pursuant to applicable regulations and potential management of the investment portfolio in light of our insured book. The overall substantial reduction of our risk book also continued in the first quarter with a further 7% reduction in our insured portfolio from about $108 billion to approximately $101 billion which was driven by both runoff and our proactive defeasance of exposures. Adversely classified credits were also reduced in the quarter by another 7%.
As previously discussed, we achieved a very favorable RMBS litigation settlement with JPMorgan, resulting in a cash payment to Ambac of $995 million in the first quarter. We were extremely pleased with this outcome, especially given that the contract claims in our first lien case had been dismissed by the trial court which dismissal had been affirmed by the Appellate Division and our cases were in all likelihood two or more years away from trial.
We are continuing to aggressively pursue our remaining RMBS lawsuits and while there are significant risks extended to any litigation continue to feel confident in our cases.
As previously disclosed, early this year the OCI removed the on-premises special deputy commissioner responsible for management of the segregated account and replaced him with Wisconsin's deputy commissioner of insurance. We believe this is further confirmation of the significant progress the Company has made both in the

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

management of the affairs of the segregated account as well as AAC's operations and finances generally. The constructive relationship we have developed with the OCI has been instrumental in both preserving and enhancing the value of the segregated account and AAC.
One significant example of the benefits of this constructive relationship is the previously mentioned successful conclusion of the JPMorgan litigation where the segregated account and AAC were joint plaintiffs in one of the cases and AAC coordinated closely with the OCI. The trust and confidence of the OCI in our management and Board will continue to be a critical factor for our Company as we evaluate further steps in the successful rehabilitation of the segregated account, the potential conclusion of that rehabilitation proceeding and the future of AAC and AFG.
In this regard it is important to remember that the segregated account rehabilitation proceeding and Ambac's management services for the segregated account create a unique relationship between the Company and the OCI acting as rehabilitator.
I'm pleased with the progress we have made in taking a more urgent and proactive approach to risk and loss mitigation, especially as it relates to our distressed exposures. As most of you are aware, Puerto Rico continues to be an important focus area given our significant legacy exposure and long-term commitment to the Commonwealth. Our exposure to Puerto Rico was unchanged at $2.2 billion net par at the end of the first quarter of 2016.
During the quarter we increased our loss reserves for Puerto Rico which are included in our domestic public finance loss reserves. As we have stated before, we're deeply troubled by the Puerto Rico government's policy decisions to push for defaults and moratoriums as that is about the worst thing they could be doing for the US citizens who live in Puerto Rico. Puerto Rico needs to regain credibility and access to the capital markets, it needs to regain control over spending, adopt structural reforms and create an environment for private business and job growth.
The last thing Puerto Rico should be doing is destroying consumer and investor confidence as they are doing now. The Machiavellian rules of engagement of corporate Chapter 11 being pushed by the governor and his advisors in an effort to gain leverage over creditors are incredibly destructive to the long-term interests of Puerto Rico and its people.
Ambac continues to aggressively protect its interest in Puerto Rico. In January Ambac together with Assured Guaranteed sued the government and certain government officials in response to the default on PRIFA rum tax bonds and the governor's executive actions to clawback revenues, securing PRIFA From tax bonds as well as HTA bonds and hotel tax bonds.
Last night Ambac Assurance filed a lawsuit against the HTA. The case arises from the HTA's recent extension of a toll road concession and a reduction of its share of related toll revenues in exchange for cash proceeds of $115 million including $100 million up front. In response to a demand letter sent by Ambac Assurance, HTA acknowledged the transaction proceeds were deposited at the Economic Development Bank for the benefit of HTA but the use of those proceeds could be outside the control of the HTA.
Entering into such a transaction when it knew it would not have control of the proceeds was a breach of the HTA's duties to its creditors and a breach of its contractual obligations. Coupled with HTA's repeated failures to provide information as requested by Ambac Assurance and other bond insurers, this led Ambac Assurance to file a complaint in federal district court in Puerto Rico alleging breach of fiduciary duty and breach of contract along with motions for the appointment of a provisional receiver for HTA and for expedited discovery.
While we're aggressively protecting Ambac's legal interests, we've also been very involved over the last many months in New York, Washington and San Juan and actively working with creditors and policymakers toward finding the best solutions for Puerto Rico and its people. While many proposals have been floated and are still being evaluated we believe that the core of the matter is finding long-term, sustainable solutions which

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

necessarily require fixing the root causes of the problem which lie in Puerto Rico's fiscal and structural imbalances. This is magnified for Ambac given our long-term obligations and commitments to the island.
We think Congressman Bishop's proposed bill, known as PROMESA, directionally addresses this need through the implementation of a fiscal oversight board. And it is our conclusion that while there are many aspects of the PROMESA bill that we do not like, at this time PROMESA, with some improvements that we have been advocating for, has the potential to be the best available option towards finding a way for such long-lasting solutions.
Going forward, our primary focus remains value creation through disciplined and proactive management of AAC's assets and liabilities. While Ambac continues to face a number of risks and uncertainties we believe we've made great strides in our loss management efforts and our liability and capital allocation strategies continue to create significant shareholder value. We've demonstrated the significant leverage that our disciplined management of AAC has had on value creation at both AAC and AFG.
We will also continue to work with the OCI toward the successful rehabilitation of the segregated account and the ultimate merger of the assets and liabilities of the segregated account back into Ambac Assurance. As we've made clear, however, the management and ultimate disposition of the segregated account rest squarely in the discretion of the OCI and the rehabilitation court.
As it relates to capital allocation at AAC it's important to remember that the nature of Ambac's business and its policy profile are such that substantial amounts of capital are required to meet projected claim payments for many years into the future. While one of our principal objectives is risk reduction and the freeing up of capital, much of the book is very long duration and/or extremely credit intensive in nature and we have to balance our desire to derisk with the substantial destruction of value that could result from forcing imprudent transactions.
While we work on the process of prudently derisking the Company we need to optimize our asset management and capital allocation efforts accretively for the benefit of our stakeholders. We believe through the hard work and management and reducing our risk in a disciplined manner while maintaining a constructive relationship with our regulators we will best position Ambac to have options in the future to maximize shareholder value. I have little doubt that if we continue along the path we're on and continue to derisk the portfolio, improve our capital position and gain clarity on a few of the material uncertainties currently before us we will soon be in a position to discuss seriously possibilities for the best use of capital at AAC.
But that day is not today. For now, the best course of action for the Company is to continue to focus on maximizing the value of AAC in every way possible including managing our losses, duration managing our investments and liabilities, maintaining our regulatory relationship and working towards the best resolution of these significant uncertainties.
In closing, I'd like to say that I'm grateful for the support and guidance of our Board of Directors and specially our Chairman Jeffrey Stein during these last few challenging months. The Board's steady hand and resolve have served the Company and our shareholders extraordinarily well in the face of recent adversity.
I'd now like to turn the call over to our CFO David Trick who will provide further detail on our financials and also discuss an amendment we filed to our 10-K this morning.
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
Thank you, Nader, and good morning. Before discussing our results this quarter I'd like to provide some comments regarding the 10-K/A we filed this morning.
After our 2015 audit was completed and our 10-K was filed there was a review of our 2015 audit documentation. In connection with this review we had discussions with our independent accounting firm KPMG about whether an attestation related to the IT general control at the firm providing our third-party RMBS model which arrived four

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

days after we filed our 10-K should have been obtained sooner and whether sufficient other controls were in place to compensate for the fact that this attestation, called a SOC 1, was not received before the 10-K was filed.
Following detailed discussions with our auditor we concluded that because the SOC 1 was not received prior to the filing of the 10-K and sufficient compensating controls were not in place a material weakness existed in Ambac's internal control over financial reporting. We are in the process of developing and implementing mediation plans to address this material weakness and expect our remediation plans to be implemented prior to the end of the year. Importantly, notwithstanding the material weakness we've concluded that the financial statements included in our 10-K fairly present in all material respects our financial condition, results of operations and cash flows as of and for the periods presented and KPMG has not changed its February 29 opinion of our financial statements.
Turning to our first-quarter 2016 results. Operating earnings in the first quarter of 2016 were $218 million or $4.82 per diluted share compared to $481 million or $10.64 per diluted share in the fourth quarter of 2015. First-quarter net income was $9.4 million or $0.21 per diluted share compared to net income of $387 million or $8.56 per diluted share for the fourth quarter.
Operating earnings and net income in the first quarter declined sequentially primarily as a result of lower accelerated premium and a lower benefit in RMBS loss and loss expenses incurred. The lower RMBS benefit was largely due to the positive impact recognized in the fourth quarter from the $995 million RMBS settlement with JPMorgan.
Our results in the first quarter were positively impacted by favorable developments in both RMBS and student loans. Both RMBS and student loans were impacted by lower interest rates. However, the main driver of the favorable student loan performance was the commutation of $387 million of distressed net par.
Partially offsetting these favorable results were additional losses in the public finance sector driven primarily by Puerto Rico. First-quarter operating earnings were positively impacted by these dynamics as well as the cancellation of $354 million net par of LIM bonds and the anticipated cancellation of an additional $105 million net par of LIM bonds which occurred after the quarter in April 2016. $198 million net par of the LIM bonds were purchased during the first quarter. LIM is an asset-backed transaction that is a consolidated BIE for GAAP purposes.
While lower rates had a positive impact on RMBS and student loan losses as well as the investment portfolio, they had an adverse impact on the derivative products portfolio which includes the macro hedge. Lower interest rates during the first quarter of 2016 drove net losses to $83 million in derivative products revenue which included $49 million associated with the macro hedge that was more than offset by the positive impact recognized through loss and loss expenses from RMBS student loans and the market value increase recognized through other comprehensive income on the investment portfolio.
Adjusted book value was $1.3 billion or $29.10 per share at March 31 as compared to $1.1 billion or $24.78 per share at December 31. The 17% adjusted book value increase was largely driven by operating earnings which included the positive impact of the cancellation of the LIM bonds that I just mentioned.
Stockholders' equity at March 31 was $1.74 billion, or $38.73 per share compared to $1.69 billion or $37.41 per share at year-end. For the first quarter net premiums earned were $52.8 million as compared to $114.5 million in the fourth quarter including acceleration of $15 million and $72.5 million respectively. Normal premiums earned were negatively impacted by the runoff of the insured portfolio.
Accelerated premiums were negatively impacted by lower refundings related to public finance calls and the $38 million positive impact of the euro tunnel termination in the fourth quarter of 2015. Net investment income for the quarter was $60.8 million as compared to $64.4 million in the fourth quarter. Lower gains in the trading portfolio combined with a decrease in net income from AAC insured RMBS partially offset by higher income from other investment.

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

Income from AAC insured RMBS was negatively impacted in both quarters by the timing of cash flows in several securities. The fair value of the consolidated investment portfolio increased approximately $828 million from December 31, 2015 to $6.5 billion at March 31, 2016 primarily due to the receipt of the JPMorgan settlement proceeds and positive investment returns, partially offset by commutation and cancellation payments.
During the first quarter Ambac invested an additional distressed Ambac insured securities. Ambac through its various subsidiaries purchased $325.3 million worth of insured RMBS. As of March 31 Ambac now owns approximately $1.4 billion of deferred amounts including interest which represents 40% of the total amount outstanding, an increase of approximately 16% from the fourth quarter.
In addition, Ambac purchased $168 million worth of LIM bonds, $11.5 million worth of surplus notes and $6.9 million of other securities. Loss and loss expenses for the quarter were a benefit of $105.3 million as compared to a benefit of $337 million for the fourth quarter. RMBS loss and loss expenses incurred were a benefit of $108.7 million in the first quarter including $41.7 million of interest expense on deferred amounts.
The RMBS incurred benefit was driven by lower interest rates, improved deal performance and an increase in the remaining estimated value of representation and warranty recoveries. Student loan and loss expenses incurred were a benefit of $77.4 million in the first quarter, primarily as a result of the closing of two commutations of national collegiate student loan trust exposure totaling $387 million of net par. The two commutations coupled with a student loan policy termination of $220 million and par amortization of approximately $32 million reduced overall student loan net par insured by 27.5% during the quarter or by $639 million to $1.68 billion from $2.32 billion.
Domestic public finance loss and loss expenses incurred in the first quarter were $55.3 million, largely as a result of an increase in Puerto Rico-related reserves reflecting the ongoing uncertainty related to the situation as Nader discussed earlier. Ambac UK incurred losses of $26.6 million were from changes due to foreign exchange and interest rates primarily related to the [logic] disclosure which was underwritten in a currency other than the UK's functional currency.
During the first quarter net claim and loss expenses recovered net of reinsurance were $916.2 million which included $992.8 million net of reinsurance from the JPMorgan settlement. Excluding this settlement, net claim and loss expenses paid net of reinsurance was $76.6 million including $138.6 million of losses including commutations and loss expenses paid which were partially offset by $62 million of subrogation recoveries received.
Gross loss and loss expense reserves gross of reinsurance and net of subrogation recoveries were $3.6 billion as of March 31 and $2.9 billion as of December 31 which were net of $1.855 billion and $2.830 billion respectively of estimated representation of warranty subrogation recoveries. The decline in estimated rep and warranty subrogation recoveries was driven by the receipt of the proceeds from the JPMorgan settlement.
As of March 31, approximately $3.5 billion of deferred amounts including accrued interest payable of $533 million remain unpaid. Operating expenses for the first quarter were $28 million compared to $27.3 million for the fourth quarter. The increase is driven by costs associated with the ongoing proxy contest, severance costs and timing associated with payroll taxes offset by lower premises cost and legal fees.
Estimated costs associated with the ongoing proxy contest amounted to $3.1 million and included legal, consulting and outside service fees.
Severance expenses of $1.1 million for the fourth quarter -- first quarter, excuse me, related to the continued rightsizing of staff and payroll taxes of $0.6 million are associated with the timing of bonus payments. These increases in compensation expenses were partially offset by lower salary and bonus accruals.
The financial guaranty insurance portfolio net par amount outstanding was reduced during the quarter ended March 31 to approximately $101 billion from $108.3 billion at December 31, a reduction of 7%. Adversely classified credits declined by approximately $1.4 billion or 7% to $19.1 billion in the first quarter.

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

Reductions in adversely classified credits were driven by the commutation of student loan securities, the cancellation of the LIM bonds and a restructuring of our airplane leases securitization as well as RMBS paydowns. Reductions in public finance in the first quarter were driven by $3.8 billion net par of calls and refundings and scheduled paydown activity of $1.2 billion. The $3.8 billion net aggregate amount of early paydowns from calls and refundings marked a significant slowdown when compared to the $6.2 billion experienced in the fourth quarter as strong market activity in 2015 included significant refundings of 2006 and 2007 vintage transactions as issuers took advantage of strong market conditions, low rates and expectations of rising rates.
We therefore generally expect a slower pace of runoff going forward. Cash and investments at Ambac were $272.3 million as of March 31, 2016.
Tolling payments of $71 million from AAC to Ambac were made at the end of April, bringing pro forma cash and investments to nearly $8 per share at the holding company.
We'd now like to open the call up for your questions.

Q U E S T I O N S A N D A N S W E R S
Operator
(Operator Instructions) [Stephanie Shaw, Clean Financial.]
Stephanie Shaw - Clean Financial - Analyst
Good morning. Do you have a breakdown between the below investment grade credits and your general account and your segregated account?
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
Sorry, you broke up. Could you repeat your question?
Stephanie Shaw - Clean Financial - Analyst
Yes. I'm looking at the larger investor presentation on page 4 and it has a portfolio breakdown in the lower left-hand corner of investment grade versus below investment grade. And I believe that's for all policies, and I was wondering if you have a breakdown just in the general account of investment grade versus below investment grade?
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
We sure do. I don't have that in front of me right now. We can certainly provide that to you.
But as a general sort of comment, a large majority of the below investment grade exposure is in adversely classified exposures sit within our segregated account where the bulk of all of our RMBS and student loan transactions exist. Within the general account we have several below investment grade transactions. Those mostly consist of exposures such as Detroit and other distressed public finance exposures including Puerto Rico.
Stephanie Shaw - Clean Financial - Analyst
Okay, thank you. And also it was mentioned earlier that there's interest in exiting rehabilitation, it was said in a different wording, but I believe someone said that you're looking to do that sooner, to enter discussions soon. Could you provide a little more information on a timeline for that?
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

Yes, Stephanie, I'm happy to take that question. As you may know, we were engaged in conversations last year with a number of the claim holders at the related to the segregated account, the holders of the deferred payment obligations and surplus notes as well as discussions with the office of the Commissioner of Wisconsin which acts as the rehabilitator of the segregated account charged with the management of the segregated account by the rehabilitation board.
Those conversations ended in the fall. But we have been in obviously continuous communication with our regulator towards the best path forward for the conclusion of the segregated account rehabilitation. And as I mentioned in my prepared remarks, the new special deputy commissioner of insurance was installed in February and he is taking some period of time to get fully apprised of the situation and to be briefed by his advisers on the situation.
We have continued those conversations during this period of time and are continuing to work towards potential next steps in what's a holistic for lack of a better word emergence transaction could look like. In the meanwhile we continue to do what we've been doing which is to purchase the deferred payment obligations and to a smaller extent the surplus notes. Because we think that those transactions are accretive for the Company and directionally go in the direction of both improving our overall yields and working towards the emergence of the rehabilitation if and when that happens.
Stephanie Shaw - Clean Financial - Analyst
Okay. Thank you very much. I do not have any other questions.
Operator
Sean Lobo, Vulcan.
Sean Lobo - Vulcan Capital - Analyst
Hi guys, good morning. Towards the end of it you mentioned there is about $8 in cash per share. What are your thoughts about deploying that over the next couple of months and specifically what are you targeting?
It sounds like you bought some more surplus notes back. What are your thoughts?
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
So, Sean, when we talk about capital we distinguish between AFG and AAC. So this is capital at AFG and I'd really rather not get into what we're planning to do by way of our capital allocation going forward.
Part of the secret sauce here is to sort of keep people guessing a little bit as to what it is where my going to do. But we're very focused and the Board is very focused on capital allocation at AFG. Together with the $70 million of tolling payments that we just got as David noted we have close to $350 million of cash investment at AFG, about $100 million of those investments already in AAC's obligations and the Board will be focusing more on the optimal allocation of the assets at AFG stepping apart from what we do at AAC.
Part of that capital allocation I suspect could be as we've said in the past investments by AFG either from a yield perspective in the obligations of AAC or as part of some solution to the rehabilitation proceedings at the segregated account.
Sean Lobo - Vulcan Capital - Analyst
Sure. Just one more question for me. I believe in the presentation you referenced you are buying back securities at an effective yield at 8.7%.
Can you sort of walk us how you're getting there, how to think about it? We sort of look at a lot of your stuff we see the market a bit lower than that, so kudos to you but can you sort of help us think about how you're getting to those return numbers?

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
Sure. So the 8.7% is an estimated IRR and that includes not just the securities that we repurchased but also includes the commutation and termination of positions. So it's a blended number that includes for example a little bit of $11 million as a small example of surplus notes we bought during the quarter that are terminated and canceled on our balance sheet.
So again that number includes not only purchases of our securities but commutations and terminations. And included in that was also the student loan commutation for the quarter. And as a result, it's a blended number and that IRR includes our own internal forecast of the payout profile of our claim payment.
Sean Lobo - Vulcan Capital - Analyst
Wonderful. Thank you. Thanks so much guys.
Operator
(Operator Instructions) Andrew Gadlin, Odeon Capital.
Andrew Gadlin - Odeon Capital - Analyst
Hi, good morning guys. Could you talk a little bit about the status of the lawsuit against Puerto Rico regarding the clawback at HTA and PRIFA?
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
Sure, Andrew. Looks like you were a little slow on the queue this morning.
So the lawsuit is obviously is pending. We filed the complaint. They have filed motions to dismiss.
The case was transferred to a new judge, Besosa I believe, and the motions to dismiss are pending at this time. I don't have right in front of me here what if there's been a date set for an argument on that motion to dismiss. We can come back to you with that information.
Andrew Gadlin - Odeon Capital - Analyst
And then would you expect that this new lawsuit would be folded into that case or would it stand on its own?
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
I suspect that the cases will get consolidated but I'm guessing a little bit on that and I'm not sure that that's a certainty. But I would suspect that they would be consolidated.
I'm sorry. They'd be consolidated before the same judge. They wouldn't be substantively consolidated. It's a different case.
Andrew Gadlin - Odeon Capital - Analyst
Got it. Okay. That's good to be in front of Besosa all in.
A question for David, on the DPO there's $1.4 billion of DPOs that the Company owns and I know on the liability side that's marked at face. On the asset side it's marked to fair market value. Can you help us understand the delta between those two markings?
So that is included in that blended number. And as a fundamental sort of baseline in terms of calculation of those amounts, we include a forecast of our ultimate payouts of deferred obligations and surplus notes in that calculation.
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

Sure. So Andrew as you know some of the DPOs that we own are in the form of what folks generally refer to as claim bonds. And some of them are embedded within RMBS securitizations that include other cash flows, particularly intrinsic cash flows and Ambac's own ongoing and current claim payments.
So as a general matter, those BPOs don't get marked when they are separately as part of those RMBS securitizations. So they get the best benchmark to answer your question is the claim bonds which generally from our perspective trade in the area of the same sort of values as surplus notes which at the end of the quarter on a claim base is traded about $0.83 on the dollar of claims.
So I would guide you towards the fact that our DPOs ultimately have a value of approximately $0.83 on he dollar of the claim as of the end of the first quarter. The claim bond position that we have, pure claim bond position that we have embedded in that $1.4 billion on a market value basis is about $640 million of bonds.
Andrew Gadlin - Odeon Capital - Analyst
So $640 million of bonds at market value and that's a 17% basically discount to par?
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
Right, but you can interpolate that the embedded DPOs within the RMBS securitizations that is now the other $800 million making up the difference between the $1.4 billion and the $600 million, $640 million of claim bonds we own should theoretically trade and be valued at the same place.
Andrew Gadlin - Odeon Capital - Analyst
Got it. Then following up on the last question on the 8.7% IRR, you mentioned that it's based off of your expectation of the schedule of claims paydown or CPT increase. Can you confirm, is that going to be in your assumptions at or prior to or after the stated maturity of 2020 on surplus notes?
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
Andrew, we haven't disclosed that before. Our estimates are based on management's own assessment. It's not really informed by anything other than our judgments and I think disclosing that our estimates at this time is not something that we're prepared to do.
Andrew Gadlin - Odeon Capital - Analyst
Okay. And then final question on the 10-K/A disclosures with KPMG, is there any question as to differences in the number, in the dollars that you've reserved or is it purely this process of using a third-party consultant to run your bonds?
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
This is purely as you put it a process point and there is no question about the validity of our numbers as of any of the periods presented.
Andrew Gadlin - Odeon Capital - Analyst
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
That's a possibility. Something we're exploring. The RMBS book has matured.
We are evaluating the need for a third-party model, particularly a third-party model that's as complex. The visibility that we have into RMBS and the profile of the claim payments and the insured positions as well as the various sensitivities of the underlying collateral is higher than we've ever had and as you know we haven't written an RMBS insurance policy since 2007. So our view is that the risk and complexity of the book has decreased substantially enough that using a sort of less complex internal model is a viable option.

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

Andrew Gadlin - Odeon Capital - Analyst
Okay, got it. Thank you very much.
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
Andrew, before you jump off just to complete the answer I give you before regarding the clawback lawsuit, the plaintiffs filed -- we filed our opposition to the motions to dismiss on February 16. And at this point we're just waiting for Judge Besosa to rule on the matter.
Andrew Gadlin - Odeon Capital - Analyst
Got it. Okay, thank you very much.
Operator
Sean Lobo, Vulcan.
Sean Lobo - Vulcan Capital - Analyst
Hey guys, thanks for taking my follow-up question. You know just I think on your last press releases you talked about reestablishing a good relationship with the regulator, the regulator being off-site and that should help give you guys control.
So can you give us any sort of sense on what the interplay looks like today? And then two, as the rehabilitator, regulator and commissioner put out their annual report do you guys get a preview of that? Do you get to work list then, help them think about their analysis, what questions are they asking and what should we think as investors throughout the whole capital structure here, trying to understand what the next phase is for you guys?
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
Sean, I will take a crack at that and David is certainly free to fill in if he wants to. You know, we try not to publicly comment too much about the interaction with the regulator and our relationship with the commissioner other than to say that it has come a long way since I certainly first showed up here at the Company and Mr. Peterson did a good job during a very tough time at the Company.
I think the Company has evolved quite a bit and I think the relationship with the regulator has by necessity evolved quite a bit. We have a collaborative constructive relationship with the regulator but no one should be confused.
I mean this is a highly regulated situation. A significant part of the Company is still under rehabilitation which means pursuant to the various agreements that are in place there are limitations on our ability to conduct business pursuant to the rules of the rehabilitation court as effected and executed by the Commissioner acting as rehabilitator.
I think our job here has been to do the best job we can within the boundaries set for us, particularly as it relates to the segregated account by the rehab court and by the rehabilitator. And I think we've done a good job of that and a good job of earning trust and confidence in that process to earn us some additional discretion in managing those affairs.
But particularly as it relates to the segregated account, the regulator sits at the head of the table. And as I've said many times he will make the ultimate decision of what and when with respect to the segregated account.
As it relates to their report our understanding is that they are working on that report. We have no reason to believe that it's going to digress from the normal timing in terms of its production and distribution. And we don't want to really go into detail too much about what that process includes.

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

But there is interaction between the Company and the rehabilitator to some extent but that's a rehabilitator product. And it's very much within their sole purview and discretion.
Sean Lobo - Vulcan Capital - Analyst
I appreciate that. Thank you so much, guys.
Operator
[Joseph Frenier, Prindle Research.]
Joseph Frenier - Prindle Research - Analyst
Good morning. Nader, this question is for you. I wonder if you could give us a reason that the Company maintains a policy on nondisclosure of the total dollar amounts of the RMBS and CMBS litigation?
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
So I'm not exactly sure, Joseph, what you mean by that question. We disclosed our remediation credit related to the remaining RMBS litigations to the extent those are for contract claims. As we've said in the past fraud claims are not part of the remediation credit.
They do inform our judgments but they are not part of the remediation credits. If you're talking about life of policy losses and the underlying losses against which we're pursuing litigation, that's something that we give thought to all the time.
I think our best judgment for the time being is that it would not be prudent for us vis-a-vis our counterparties to and for other reasons to publicly disclose those amounts. If it's something else you're asking about, please do so.
Joseph Frenier - Prindle Research - Analyst
No, it was the latter part of your response. But maybe you can help me out. We disclosed this morning we have a book value of $38.73.
I saw in the financials our subrogation recoverable decrease from $1.2 billion to approximately $700 million and that was the result of what you spoke about in the press release. Would it be unreasonable to take the litigation value if all of the numbers were known and subtract from it that is subrogation recoverable to determine what might be the total gain that we as shareholders would receive from litigation?
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
No, that's not the right approach and I will explain why. The subrogation receivable that you're referring to on the balance sheet includes other forms of subrogation other than the rep and warranty litigation recoveries that we estimate. And that number includes policies that we are in a net recoverable position on.
So another way to say that is that the rep and warranty recovery amount that we discussed for the quarter, which is about $1.855 billion gross of reinsurance, that number is included both in part as an asset on the balance sheet as well as a contra liability through our loss reserve item on the liability side of the balance sheet. So to get to your answer I would think about that as opposed to the subrogation receivable asset I would think about the difference between that $1.855 billion which is already included in our GAAP book value and adjusted book value and what the difference is between that $1.855 billion and our ultimate recovery from those litigations.
Joseph Frenier - Prindle Research - Analyst
Okay. Well if I just take the Bank of America liabilities, those being of Merrill Lynch and countrywide as disclosed on Bank of America's financial statements and their footnotes, there's $4.1 billion in litigation and they mentioned a sole litigator, monoline litigator is Ambac.

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

So if we were to subtract the $1.8 billion that you're speaking of, total number against the $4.1 billion, it would be approximately a $2.2 billion gain that Ambac would , at minimum, gain that Ambac would recognize if that litigation was settled for that specific amount as reported. Is that correct?
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
Joseph, we can't really comment on BofA's financials and what goes into that footnote. And so we really are very constrained in commenting on that or the deduction that you draw from it. I really think I need to leave it there.
Joseph Frenier - Prindle Research - Analyst
All righty. Second question, what's the Company's policy on disclosure and trading rules?
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
I'm sorry, can you ask that again, please?
Joseph Frenier - Prindle Research - Analyst
Yes, what is the Company's policy on disclosure and trading rules? I looked at the corporate governance and I didn't see anything regarding the disclosure on trading rules.
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
Disclosure and trading rules as it pertains to what, I'm sorry?
Joseph Frenier - Prindle Research - Analyst
Well, as it can pertain to our release of earnings, any material announcement by the Company?
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
So Joseph, I presume you are referring to blackout windows. The Company does have a blackout window that we have implemented around our reporting periods so that we are not allowed to or able to trade in Ambac issued or insured positions between the time where we begin the core, I will say a core of our financial reporting process to after two days after our reported disclosures.
And of course at any point in time the Company comes in possession of NMPI that we are working with our internal counsel to close our trading window. And we're not permitted to trade in our own securities.
Joseph Frenier - Prindle Research - Analyst
Okay, I heard what you're referring to as the blackout window two days after. How many days before?
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
That's something that I'm not prepared to disclose and that will vary depending on circumstances.
Joseph Frenier - Prindle Research - Analyst
How could you not be prepared to disclose something that under regulation FD should be obvious in appearance to any investor?
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
We do have Reg FD policy. I don't think there's any requirement to disclose our specific trading windows.
Joseph Frenier - Prindle Research - Analyst

MAY 11, 2016 / 12:30PM, AMBC - Q12016 Ambac Financial Group Inc Earnings Call

So you're willing to tell me that the blackout period covers before but not how many how much time before, whether it's two weeks, a month before the earnings release or some type of material announcement but you don't want -- and you tell me up to two days after the announcement but you don't want to tell me the before period. That gives me concern.
David Trick - Ambac Financial Group, Inc. - Senior Managing Director, CFO & Treasurer
Well I would say that we are in compliance with our Reg FD policy. And the reason I disclosed to you the two days afterwards is because that is a general market standard terms of when you disclose material, not public information, and in the case of our earnings release what I'll call material information because it becomes public, a reasonable amount of time for the market to absorb that information.
That is the two days is a standard window that the market uses in order to allow for absorption of that information.
Joseph Frenier - Prindle Research - Analyst
I don't want to belabor this point but who's the corporate governance officer at the Company and I'll make a private call to that individual later.
Who do I direct the question to?
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
Direct your question to Bill White, the Secretary at the Company, and he will put you in touch with our legal department to talk about this. Let me just say, I think I can say with confidence that our policies and practices around here with respect to these kinds of issues is very compliant and in fact conservative. And in fact, and this is public knowledge because we've talked about it in the past, this is one of the, frankly, frustrations and limitations as we come into the market for transactions relating to our capital structure, particularly our obligations.
And so from time to time as a virtue of negotiations or other discussions that are taking place, information that we receive, we put ourselves in blackout and that prevents us from being able to engage in the marketplace. I believe that our policies around this is very compliant and at least from my experience, very consistent with what I've seen through my professional career. But if you want to have further elaboration on this please reach out to Bill White, our Corporate Secretary, and he will put you in touch with the appropriate people to talk to about this.
Joseph Frenier - Prindle Research - Analyst
I will do that. And I just want to remind you that you had a 10-K/A issued this morning that I guess everyone's belief was that we didn't have any material internal control weaknesses.
So I'm not sure what you're telling me in public is actually what's happening at the Company. Thank you.
Operator
(Operator Instructions) I'm not showing any further questions at this time. I'd like to turn the call back over to our host.
Nader Tavakoli - Ambac Financial Group, Inc. - President & CEO
Thank you all for joining us this morning. We look forward to talking with you in the near future.
Operator
Ladies and gentlemen, this does conclude today's presentation. You may now disconnect and have a wonderful day.

Important Information
Ambac Financial Group, Inc., ("Ambac") filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") on April 20, 2016 in connection with its 2016 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER RELEVANT DOCUMENTS FILED BY AMBAC WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Ambac at http://ir.ambac.com.
Certain Information Regarding Participants
Ambac, its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of Ambac's stockholders in connection with its 2016 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in Ambac's definitive proxy statement for its 2016 Annual Meeting, which was filed with the SEC on April 20, 2016. To the extent holdings of Ambac’s securities by such persons have changed since the amounts printed in the 2016 definitive proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with Ambac’s 2016 Annual Meeting. Stockholders may obtain a free copy of the proxy statement and other documents filed by Ambac with the SEC from the sources listed above.
About Ambac
Ambac Financial Group, Inc. ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.

Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com
Source: Ambac Financial Group, Inc.